Exhibit 2.1

AMENDED STOCK PURCHASE AGREEMENT

This Agreement dated this 12th day of May, 2011.

BETWEEN:	SALAMON GROUP INC. (a publicly, traded, Nevada Corporation)
5-215 Neave Road
Kelowna, BC V1V 2L9

(hereinafter referred to as “SGI”)

AND:	MICHAEL MATVIESHEN, 5 – 215 Neave Road, Kelowna, BC, Canada V1V 2L9

(hereinafter referred to as the “SELLER”)

AND:	SUNLOGICS POWER FUND MANAGEMENT INC. (a Canadian Corporation)
5 – 215 Neave Road, Kelowna, BC Canada, V1V 2L9

(hereinafter referred to as the “COMPANY”)

(Each referred to as a “Party” and collectively as the “Parties”)

WHEREAS:

A.	SGI, the Seller and the Company previously entered into a Securities Purchase Agreement dated December 30, 2010 (“SPA”), whereby Seller agreed to sell all of the issued and outstanding shares of the Company held by Seller to SGI, in exchange for SGI issuing to Seller 40,000,000 shares of its common stock (“Purchase Price”);

B.	The Parties wish to amend the SPA, more specifically the Purchase Price as set forth below in Recital K and pursuant to the terms and conditions as set forth in this Amended Stock Purchase Agreement (“Amended Agreement”)

C.	SGI is a Publicly traded Nevada corporation with an authorized share capital of 50,000,000 shares of common stock with a par value of USD $0.001, of which 26,960,728 (twenty-six million, nine hundred and sixty thousand, seven hundred and twenty-eight) shares of common stock are issued and outstanding; and

D.	SGI warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. SGI has the power and the authority and all licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on the its business as is now being conducted; and

E.	SGI warrants that it is free and clear of any encumbrances other than as given in the financial statements of SGI (“SGI Financial Statements”) attached under Schedule A” and SGI warrants that there are no claims of any kind registered against it nor are there any legal actions being taken against it nor is SGI taking any legal action against any other party, other than those disclosed in Schedule B.

F.	the SELLER herewith warrants that he have the right and power to sell the Company Shares and furthermore warrants that the COMPANY is free and clear of any encumbrances other than as disclosed in the financial statements of the COMPANY attached under Schedule C, (“Company Financial Statements”) and that there are no claims of any kind registered against the COMPANY other than those as disclosed under Schedule D attached, and

G.	The COMPANY warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The COMPANY has the power and the authority and all licenses and permits required by Governmental or Regulatory Authorities to own and operate its assets and carry on its business as is now being conducted; and

H.	At the time of the Closing (as defined below), the COMPANY shall include any and all ASSETS, RECEIVABLES, LIABILITIES, CONTRACTS, GOOD WILL and all such other Items that are owned and or controlled by the COMPANY on the date given above, as defined under Schedule C attached herewith, and

I.	the COMPANY’s authorized Share Capital is 10,000 (ten thousand) shares of common stock; and

J.	SELLER holds 1 (one) share of common stock of the Company (“Company Shares”) representing all of the issued and outstanding shares of common stock of the COMPANY; and

K.	SGI desires to purchase and the SELLER desires to sell the Company Shares to SGI in exchange for 20,000,000 (“twenty million”) shares of common stock of SGI (“SGI Shares”) and 20,000,000 (twenty million) stock purchase warrants to be issued to SELLER and/or SELLER’s assignee(s) (“SGI Warrants”). The SGI Warrants shall be exercisable at a price of $0.001 per share and expiring five years after issuance attached hereto under Schedule E ,

THEREFORE THIS AMENDED AGREEMENT WITNESSES that in consideration of the premises and covenants and agreements contained in this Amended Agreement , the Parties covenant and agree with each other as follows:

1)	SGI agrees to purchase and the SELLER agrees to sell the Company Shares to SGI.

2)	The Closing date shall occur on or about May 12, 2011, but in any event no later than May 30, 2011 (“Closing Date”).

3)	The Closing shall be contingent upon the following:

		i.	The Auditors of SGI, auditing the Company’s Financial Statements and finding the values given therein acceptable; and

		ii.	Each of the Parties obtaining all requisite approvals for the consummation of the transactions contemplated herein and making all necessary filings with the SEC, as applicable, and any other applicable securities commission; and

		iii.	The pro forma consolidated financial statements of SGI shall have been completed in accordance with the Exchange Act, and the rules and regulations promulgated thereunder, and the report of independent auditors with respect to such financial statements completed and submitted

4)	In addition to Section 3 above, the Closing shall occur upon the following conditions being met (or waived):

	A.	Deliveries of SELLER:

i.	A certified copy of resolutions, duly adopted by the Board of Directors and stockholders of the COMPANY, authorizing the transactions contemplated herein;

ii.	Certificates issued by the appropriate Governmental or Regulatory Authority as required to evidence the legal existence and good standing of the COMPANY;

iii.

SELLER shall deliver or cause to be delivered to SGI the following with respect to COMPANY Shares: (a) stock powers duly endorsed by the COMPANY, and otherwise in form acceptable for transfer of the COMPANY Shares on the books of the COMPANY to SGI; (b) certificates representing the COMPANY Shares; and (c) any approvals or consents required with respect to the transfer of the COMPANY Shares to SGI; and

iv.	Such other closing documents and instruments as SGI reasonably may require.

B.	Deliveries of SGI:

	i.	A certified copy of resolutions, duly adopted by the Board of Directors of SGI authorizing the transactions contemplated herein;

	ii.	The aggregate amount of 20,000,000 (twenty million) SGI Shares issued

	iii	The aggregate amount of 20,000,000 (twenty million) SGI Warrants to the SELLER and/or his assignee(s); and

	v.	Such other closing documents and instruments as SELLER and/or the COMPANY reasonably may require.

5)

SGI warrants and undertakes that as soon as practicable and in any event no later than two months from the date of the signing of this Amended Agreement, it will take all corporate action necessary to authorize and reserve an additional number of shares of common stock, including, without limitation, calling a special meeting of stockholders to authorize additional shares and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares, such that the number of shares of Common Stock that are authorized and reserved for issuance upon the exercise of the SGI Warrants is at least 20,000,000 (twenty million) shares and that the total authorized share capital of SGI is at least 75,000,000 (seventy-five million) shares.

6)

In the event that any provision of this Amended Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Amended Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Amended Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this Amended Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

7)

This Amended Agreement is being executed without the benefit of legal counsel, provided however, the Parties to this Amended Agreement may at their cost submit this Amended Agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the Amended Agreement shall not be modified and provided that such revision shall be done on or before 60 days from date of this Amended Agreement.

8)	Each Party to this Amended Agreement agrees to perform all such other actions and execute such other documents deemed necessary to give full effect to this Amended Agreement.

9)

If the Closing of the transactions contemplated herein does not occur for any reason, then the rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

10)

This Amended Agreement, together with its schedules, exhibits and the other agreements to be entered into in connection with the transactions contemplated hereby, constitutes the entire understanding among the Parties and supersedes all other understandings and agreements, oral or written, including the SPA with respect to the subject matter hereof.

11)	This Amended Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12)	This Amended Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

13)	This Amended Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement as of the date first set forth above.

SALAMON GROUP INC.

______________________________________
Authorized Signatory
Name:
Title:

SELLER

______________________________________
MICHAEL MATVIESHEN

SUNLOGICS POWER MANAGEMENT FUND INC.

______________________________________
MICHAEL MATVIESHEN, President and CEO

SCHEDULE A

SCHEDULE B

SCHEDULE C

SCHEDULE D